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EXHIBIT 99.4



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For Immediate Release:

Markland clarifies terms of ASI Technology Purchase Agreement.

In addition to a cash payment of $150,000 to ASI, Markland will issue shares of Markland common stock equal to the quotient obtained by dividing (i) $850,000 by
(ii) 85% of the average Market Price per share of Markland common stock during the twenty (20) trading days immediately preceding the date of the closing of the transaction.